                                                                     EXHIBIT 14
--------------------------------------------------------------------------------

Dear Participant:
--------------------------------------------------------------------------------

   Separate Account (B) ended the year with an Accumulated Unit Value increase of 25.10% while the dividend-adjusted Standard and Poor's Composite Index of 500 stocks (S&P 500) increased by 33.36%. The Wall Street Journal reported that the average return for diversified U.S. stock funds was 24.36%.
   1997 was an unprecedented third consecutive year of strong double digit growth for the stock market, with large capitalization stocks again outperforming small capitalization stocks. The three-year S&P 500 returns for 1995-1997 of 37.53%, 22.96% and 33.36% were the highest consecutive returns for any three year period during the measured period dating from 1926. The previous high three-year period was 1954-1956 with returns of 52.60%, 31.60% and 6.60%, respectively.
   The strong stock market in 1997 reflected the positives that have been driving the market for the past three years. Corporate profitability continued strong, particularly considering we were experiencing the seventh consecutive year of economic expansion. Although wage rates began to edge up, productivity advancements and relatively low interest rates apparently were able to offset most of the pressures on margins. Inflation remained under control which kept the Federal Reserve at bay during 1997. The only increase of the Fed Funds rate was a moderate 1/4 of 1% to 5.50% on March 25, 1997. Although the Federal Reserve gave additional signals that they might raise interest rates again prior to year end, the turmoil in Asia discouraged any such action.
   The March increase in the Fed Funds rate precipitated a market correction of approximately 9%. When there was no additional rate hike at the next Federal Reserve Board meeting in April, the market took off and rallied strongly into August. From April 15 to August 1, the S&P 500 increased by over 25%, 115% on an annualized basis. As the Asian crisis continued to deepen into the fourth quarter, stock prices went on hold and then took a one day plunge on October 27. The S&P 500 fell 64.66 points, or 6.87% and the Dow Jones Industrial Average fell 554.26 points, or 7.18%. Fortunately, the next day saw a partial bounce back with the S&P 500 increasing 44.87 points and the Dow Jones Industrials recovering 337.17 points. Although the S&P 500 recovered enough so that by early December a new high was hit at 983.79, this was barely above the previous high of 983.12 reached on October 7 and only 2% above August highs. The Dow Jones Industrials actually hit its 1997 high on August 6.
   Separate Account (B) has no investments in Asian companies. The portfolio was negatively affected, however, as were world stock markets, by the potential slowdown of growth in Asia. Not only will demand for our export products be reduced, but Asian currency devaluations will make imports more attractive. Also, several of your portfolio companies are multi-national with operations in Asia. Companies such as Applied Materials, Citicorp, Molex and United Technologies have direct exposure to the Asian markets. Our oil service companies had a rough fourth quarter stock-wise as oil prices dropped in anticipation of reduced Asian demand for petroleum. Earnings still look strong, however, for Schlumberger, Camco and Santa Fe International, the portfolio holdings in Separate Account (B).
   We've previously commented on the success of our options writing program. During 1997 we generated $986 thousand of call premium writing covered calls on stocks held in our portfolio. This compares to $897 thousand received as call premium in 1996. We intend to judiciously use this strategy to enhance income generation in 1998.
   1998 could be a difficult year for the stock market. Historically the average return for the stock market has been about 12.5%, well below the average of the last three years. The S&P 500 earnings multiple at 22 times trailing earnings looks aggressive and leaves little room for earnings disappointments. On the positive side, inflation should continue to be subdued and therefore interest rates should not be a problem during at least the first half of 1998. The market has been essentially unchanged for the last five months, but with increased volatility. We believe there is still a possibility for a correction of at least 10% although low interest rates should keep our economy growing enough to prevent a full scale bear market.
   Management will continue to closely monitor market conditions and make portfolio changes that we believe will enhance relative returns. Thank you for your continued support and participation.

Cordially,

/s/ Marilou R. McGirr
Marilou R. McGirr
Chairman of the Committee
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                              FINANCIAL HIGHLIGHTS
               CONTINENTAL ASSURANCE COMPANY SEPARATE ACCOUNT (B)
================================================================================

                                                                             YEAR ENDED DECEMBER 31
                                                        ----------------------------------------------------------------
(PER ACCUMULATION UNIT OUTSTANDING DURING THE PERIOD)    1997           1996           1995          1994          1993
----------------------------------------------------------------------------------------------------------------------------
Value at beginning of period                            $14.14         $11.74         $ 8.85          8.91         $7.70
                                                         -----          -----            ---           ---           ---
Investment income                                          .23            .19            .19           .19           .15
Fees                                                       .13            .10            .09           .07           .07
                                                         -----          -----            ---           ---           ---
      INVESTMENT INCOME--NET                               .10            .09            .10           .12           .08
Net gain (loss) on investments                            3.45           2.31           2.79          (.18)         1.13
                                                         -----          -----            ---           ---           ---
      NET INCREASE (DECREASE) IN PARTICIPANTS' EQUITY
       RESULTING FROM OPERATIONS                          3.55           2.40           2.89          (.06)         1.21
                                                         -----          -----            ---           ---           ---
VALUE AT END OF PERIOD                                  $17.69         $14.14         $11.74         $8.85         $8.91
                                                         =====          =====          =====           ===           ===
Ratio of investment income--
   net to average participants' equity                     0.6%           0.7%           1.0%          1.3%          1.0%
Ratio of fees to average participants' equity              .83%           .83%           .83%          .83%          .83%
Portfolio turnover rate                                     45%            53%            46%           52%           69%
Number of accumulation units outstanding
   at end of period                               8,612,630         8,502,140       8,763,186      9,298,777      9,385,475

--------------------------------------------------------------------------------
                See accompanying Notes to Financial Statements.
--------------------------------------------------------------------------------
                       COMMITTEE FOR SEPARATE ACCOUNT (B)
--------------------------------------------------------------------------------
                                    MEMBERS
--------------------------------------------------------------------------------

Marilou R. McGirr, Chairman
Vice President
Continental Assurance Company

Richard W. Dubberke
Vice President and
Portfolio Manager
Continental Assurance Company
Richard T. Fox
Financial Consultant

William W. Tongue
Professor of Economics
and Finance, Emeritus
University of Illinois at Chicago
Peter J. Wrenn
President
Hudson Technology, Inc.

--------------------------------------------------------------------------------

SECRETARY

Lynne Gugenheim
Vice President and
Associate General Counsel
Continental Assurance Company
AUDITORS

Deloitte & Touche LLP
Chicago, Illinois
CUSTODIAN

Chase Manhattan Trust Company
of Illinois
Chicago, Illinois

--------------------------------------------------------------------------------

     This report has been prepared for the information of participants in Continental Assurance Company Separate Account (B) and is not authorized for distribution to prospective investors unless preceded or accompanied by an effective prospectus that includes information regarding Separate Account
(B)'s objectives, policies, management, records, sales commissions and other information.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
RECORD OF ACCUMULATION UNIT VALUES              RECORD OF ANNUITY UNIT VALUES
--------------------------------------------------------------------------------

                    UNIT
       VALUATION   MARKET
         DATE      VALUE
-------------------------
1997  December 31  $17.69
1996  December 31   14.14
1995  December 31   11.74
1994  December 31    8.85
1993  December 31    8.91
1992  December 31    7.70
1991  December 31    7.29
1990  December 31    5.45
1989  December 31    5.31
1988  December 31    4.56

  The Annuity Unit Values shown at
the right are based on the monthly
increases or decreases in the
accumulation unit values in excess of
an assumed annualized rate of 3 1/2%
and rounded to the nearest cent.

                  UNIT
      VALUATION  MARKET
        DATE     VALUE
-----------------------
1998  January 1  $6.05
1997  January 1   4.88
1996  January 1   4.36
1995  January 1   3.35
1994  January 1   3.39
1993  January 1   3.14
1992  January 1   2.71
1991  January 1   2.36
1990  January 1   2.40
1989  January 1   2.08

--------------------------------------------------------------------------------
         ILLUSTRATION OF AN ASSUMED INVESTMENT IN ONE ACCUMULATION UNIT
--------------------------------------------------------------------------------

   Separate Account (B) does not make distributions of investment income and realized capital gains; therefore, the unit values include investment income and capital gains. This chart displays the unit value at December 31 for the past ten years. This period was one of mixed common stock prices. The values shown should not be considered representations of values which may be achieved in the future.

                              Unit Value Bar Graph
================================================================================
                        ALLOCATION OF EQUITY INVESTMENTS
               CONTINENTAL ASSURANCE COMPANY SEPARATE ACCOUNT (B)
================================================================================

DECEMBER 31                                                     1997        1996
-----------------------------------------------------------------------------------
   Consumer Staples                                                23.9%       18.2%
   Technological                                                   23.0        23.4
   Financial Services                                              14.2        13.5
   Consumer Services                                               11.3        13.2
   Capital Goods                                                    8.8         9.8
   Energy                                                           8.7        10.3
   Basic Industries                                                 3.6         5.6
   Utilities                                                        3.6          --

--------------------------------------------------------------------------------

DECEMBER 31                                                     1997        1996
-----------------------------------------------------------------------------------
   Transportation                                                   1.6         2.3
   Consumer Cyclicals                                               1.3         3.7
                                                                   ----        ----
                                                                    100%        100%
                                                                   ----        ----

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                            SCHEDULE OF INVESTMENTS
               CONTINENTAL ASSURANCE COMPANY SEPARATE ACCOUNT (B)
================================================================================
DECEMBER 31, 1997

                                                              NUMBER OF               MARKET
(ALL INVESTMENTS ARE IN SECURITIES OF UNAFFILIATED ISSUERS)     SHARES                VALUE
-----------------------------------------------------------------------------------------------
COMMON STOCKS:
   AEROSPACE-(3.3%)
   Raytheon Company                                              45,000            $  2,272,500
   United Technologies Corporation                               38,200               2,781,438
                                                                                   ------------
                                                                                      5,053,938
                                                                                   ------------
   BEVERAGES-(3.2%)
   The Robert Mondavi Corporation*                               49,000               2,388,750
   PepsiCo, Inc.                                                 67,000               2,441,313
                                                                                   ------------
                                                                                      4,830,063
                                                                                   ------------
   BROADCASTING-(2.1%)
   Tele-comm Liberty Media Gr-A*                                 88,875               3,221,719
                                                                                   ------------
   CHEMICAL-(1.8%)
   Monsanto Company                                              65,000               2,730,000
                                                                                   ------------
   COMPUTER SYSTEMS-(3.1%)
   Cisco Systems, Inc.*                                          45,000               2,508,750
   EMC Corporation*                                              80,000               2,195,000
                                                                                   ------------
                                                                                      4,703,750
                                                                                   ------------
   COMPUTER TECHNOLOGY-(4.0%)
   First Data Corp.                                              80,000               2,340,000
   Hewlett-Packard Company                                       59,000               3,687,500
                                                                                   ------------
                                                                                      6,027,500
                                                                                   ------------
   CONTAINER-(1.6%)
   Crown Cork & Seal Company, Inc.                               50,000               2,506,250
                                                                                   ------------
   COSMETICS-(2.8%)
   The Gillette Company                                          42,000               4,218,375
                                                                                   ------------
   DIVERSIFIED-(2.7%)
   American Standard Companies, Inc.*                            55,000               2,107,188
   Corning Inc.                                                  52,700               1,956,488
                                                                                   ------------
                                                                                      4,063,676
                                                                                   ------------
   ELECTRONIC COMPONENTS-(6.0%)
   Honeywell, Inc.                                               35,000               2,397,500
   Molex Incorporated/Class A                                   145,995               4,197,356
   Motorola, Inc.                                                44,000               2,510,750
                                                                                   ------------
                                                                                      9,105,606
                                                                                   ------------
   ELECTRICAL EQUIPMENT-(2.2%)
   General Electric Company                                      45,000               3,301,875
                                                                                   ------------
   ENERGY-(2.2%)
   Enron Corp.                                                   80,000               3,325,000
                                                                                   ------------
   FINANCIAL SERVICES-(2.1%)
   American Express Company                                      35,000               3,123,750
                                                                                   ------------

                See accompanying Notes to Financial Statements.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                      SCHEDULE OF INVESTMENTS (CONTINUED)
               CONTINENTAL ASSURANCE COMPANY SEPARATE ACCOUNT (B)
================================================================================
DECEMBER 31, 1997

                                                              NUMBER OF               MARKET
(ALL INVESTMENTS ARE IN SECURITIES OF UNAFFILIATED ISSUERS)     SHARES                VALUE
-----------------------------------------------------------------------------------------------
COMMON STOCKS:
   FINANCIAL SERVICES (BANK)-(11.5%)
   Banc One Corporation                                          54,500            $  2,960,031
   Bank United Corp.                                             70,000               3,425,625
   Citicorp                                                      35,500               4,488,531
   Nationsbank Corporation                                       52,200               3,174,413
   Norwest Corporation                                           90,000               3,476,250
                                                                                   ------------
                                                                                     17,524,850
                                                                                   ------------
   FOODS-(2.0%)
   C P C International Inc.**                                    28,800               3,103,200
                                                                                   ------------
   HEALTH CARE-(6.8%)
   Cardinal Health, Inc.                                         49,750               3,737,469
   Healthsouth Corp.*                                           128,000               3,552,000
   Medtronic, Inc.                                               60,000               3,138,750
                                                                                   ------------
                                                                                     10,428,219
                                                                                   ------------
   HOUSEHOLD PRODUCTS-(2.0%)
   Procter & Gamble Co.                                          38,800               3,096,725
                                                                                   ------------
   INSTRUMENTS/CAPITAL GOODS-(1.3%)
   Mettler-Toledo Holdings Inc.*                                116,200               2,004,450
                                                                                   ------------
   MACHINERY-(2.2%)
   Illinois Tool Works, Inc.                                     56,800               3,415,100
                                                                                   ------------
   MERCHANDISING-DRUGS-(1.4%)
   Rite Aid Corporation                                          35,000               2,054,062
                                                                                   ------------
   MERCHANDISING-FOODS-(1.7%)
   Safeway Inc.*                                                 40,000               2,530,000
                                                                                   ------------
   OIL FIELD SERVICES & EQUIPMENT-(6.1%)
   Camco International, Inc.                                     50,000               3,184,375
   Santa Fe International                                        70,000               2,848,125
   Schlumberger Limited                                          41,000               3,300,500
                                                                                   ------------
                                                                                      9,333,000
                                                                                   ------------
   PHARMACEUTICAL-(9.8%)
   Amgen, Inc.*                                                  45,000               2,435,625
   Eli Lilly and Company                                         40,000               2,785,000
   Pfizer Inc.                                                   81,000               6,039,562
   Schering-Plough Corporation                                   60,000               3,727,500
                                                                                   ------------
                                                                                     14,987,687
                                                                                   ------------
   PUBLISHING-(1.8%)
   Tribune Company                                               45,000               2,801,250
                                                                                   ------------
   RAILROADS-(1.5%)
   Burlington Northern Santa Fe                                  25,212               2,343,140
                                                                                   ------------
   RETAIL STORES-(1.2%)
   The Sports Authority, Inc.*                                  124,750               1,840,062
                                                                                   ------------
                        See accompanying Notes to Financial Statements.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                      SCHEDULE OF INVESTMENTS (CONTINUED)
               CONTINENTAL ASSURANCE COMPANY SEPARATE ACCOUNT (B)
================================================================================
DECEMBER 31, 1997

                                                              NUMBER OF
                                                                SHARES
                                                                  OR                  MARKET
(ALL INVESTMENTS ARE IN SECURITIES OF UNAFFILIATED ISSUERS)   PAR VALUE               VALUE
-----------------------------------------------------------------------------------------------
   SEMICONDUCTOR-(3.6%)
   Applied Materials, Inc.*                                      88,000            $  2,651,000
   Intel Corp.                                                   40,000               2,810,000
                                                                                   ------------
                                                                                      5,461,000
                                                                                   ------------
   TELECOMMUNICATIONS-(2.0%)
   Loral Space & Communications*                                141,500               3,033,406
                                                                                   ------------
   UTILITY (COMMUNICATION)-(2.8%)
   Teleport Communications Group Inc.*                           35,000               1,920,625
   Worldcom, Inc.*                                               80,000               2,420,000
                                                                                   ------------
                                                                                      4,340,625
                                                                                   ------------
   UTILITY (WATER)-(0.6%)
   United States Filter Corporation*                             30,000                 898,125
                                                                                   ------------
         TOTAL COMMON STOCKS--(95.4%)                                               145,406,403
                                                                                   ------------
SHORT-TERM NOTES:
   INSURANCE-(4.8%)
   AIG Funding Inc., 5.82%, due 01/02/98                      $7,335,000              7,333,814
                                                                                   ------------
         TOTAL SHORT-TERM NOTES-(4.8%)                                                7,333,814
                                                                                   ------------
         TOTAL INVESTMENTS-(100.2%)                                                 152,740,217
                                                                                   ------------
   Cash and receivables less liabilities-(-0.2%)                                       (361,323)
-----------------------------------------------------------------------------------------------
         PARTICIPANTS' EQUITY-NET ASSETS-(100.0%)                                  $152,378,894
===============================================================================================

 *Non-income producing security in 1997.
**Effective 1/02/98 name changed to Bestfoods.
                See accompanying Notes to Financial Statements.
--------------------------------------------------------------------------------
                            STOCK PORTFOLIO CHANGES
               CONTINENTAL ASSURANCE COMPANY SEPARATE ACCOUNT (B)
================================================================================

          YEAR ENDED DECEMBER 31, 1997 (IN SHARES)            INCREASED   DECREASED   NOW OWNED
-----------------------------------------------------------------------------------------------
COMMON STOCK:
   A T & T Corporation                                          15,000      59,000           -
   Adaptec, Inc.                                                50,000      50,000           -
   American Express Company                                     15,000      10,000      35,000
   American Standard Companies, Inc.                            55,000           -      55,000
   Amgen, Inc.                                                  45,000           -      45,000
   Applied Materials, Inc.                                      69,000      30,000      88,000
   Banc One Corporation                                         10,000      10,000      54,500

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                      STOCK PORTFOLIO CHANGES (CONTINUED)
               CONTINENTAL ASSURANCE COMPANY SEPARATE ACCOUNT (B)
================================================================================

          YEAR ENDED DECEMBER 31, 1997 (IN SHARES)            INCREASED   DECREASED   NOW OWNED
-----------------------------------------------------------------------------------------------
COMMON STOCK:
   Bank United Corp.                                            70,000           -      70,000
   Boatmen's Bancshares Inc.                                         -      40,000           -
   Burlington Northern Santa Fe                                      -       5,000      25,212
   CMP Media Inc.                                                2,000       2,000           -
   Camco International, Inc.                                     5,000      35,000      50,000
   Cardinal Health, Inc.                                        10,000      30,000      49,750
   Cisco Systems, Inc.                                          45,000           -      45,000
   Citicorp                                                          -       5,000      35,500
   Cognizant Corp.                                              25,000      25,000           -
   The Columbia Gas System, Inc.                                     -      35,000           -
   Columbia HCA Healthcare Corp.                                     -      62,500           -
   Corning Inc.                                                 52,700           -      52,700
   Crown Cork & Seal Company, Inc.                              10,000           -      50,000
   Deere & Company                                                   -      46,600           -
   Electronic Data Systems Corporation                               -      57,500           -
   EMC Corporation                                              80,000           -      80,000
   Enron Corp.                                                  10,000      10,000      80,000
   Fluor Corporation                                                 -      33,000           -
   General Electric Company                                     22,500           -      45,000
   The Gillette Company                                              -      10,000      42,000
   Harman International Industries, Inc.                        35,000      35,000           -
   Healthsouth Corp.                                            94,000      60,000     128,000
   Hewlett-Packard Company                                      10,000      15,000      59,000
   Home Depot, Inc.                                                  -      38,333           -
   Honeywell, Inc.                                              35,000           -      35,000
   Illinois Tool Works, Inc.                                    28,400           -      56,800
   Intel Corp.                                                  40,000      25,000      40,000
   Iona Technologies PLC-ADR                                    10,000      10,000           -
   Eli Lilly and Company                                        60,000      30,000      40,000
   Loral Space & Communications                                 22,500           -     141,500
   McDonald's Corporation                                            -      50,000           -
   Medtronic, Inc.                                              60,000           -      60,000
   Mettler-Toledo Holdings Inc.                                116,200           -     116,200
   Minerals Technologies Inc.                                        -      47,300           -
   Molex Incorporated/Class A                                   52,558           -     145,995
   Monsanto Company                                             20,000      10,000      65,000
   NCR Corporation                                               2,750       2,750           -
   Nationsbank Corporation                                      52,200           -      52,200
   Norwest Corporation                                          45,000           -      90,000
   Pfizer Inc.                                                  40,500      10,000      81,000
   Procter & Gamble Co.                                         19,400       8,900      38,800
   Raytheon Company                                             45,000           -      45,000
   Rite Aid Corporation                                         35,000           -      35,000
   Safeway Inc.                                                 40,000           -      40,000
   Santa Fe International                                       70,000           -      70,000
   Schering Plough Corporation                                  40,000      20,000      60,000

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                      STOCK PORTFOLIO CHANGES (CONTINUED)
               CONTINENTAL ASSURANCE COMPANY SEPARATE ACCOUNT (B)
================================================================================

          YEAR ENDED DECEMBER 31, 1997 (IN SHARES)            INCREASED   DECREASED   NOW OWNED
-----------------------------------------------------------------------------------------------
COMMON STOCK:
   Schlumberger Limited                                         23,000       5,000      41,000
   Solutia Inc.                                                 13,000      13,000           -
   The Sports Authority, Inc.                                   20,000           -     124,750
   Tele-Communications, Inc./Class A                                 -      55,000           -
   Tele-comm Liberty Media Gr-A                                 29,625           -      88,875
   Teleport Communications Group Inc.                           35,000           -      35,000
   Thermo Electron Corp.                                             -      61,625           -
   Travelers/Aetna Property Casualty Corporation                25,000      95,000           -
   Tribune Company                                              45,000           -      45,000
   Tricon Global Restaurants                                     6,700       6,700           -
   United States Filter Corporation                             85,000      55,000      30,000
   Worldcom, Inc.                                               80,000           -      80,000
===============================================================================================

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                       TEN LARGEST COMMON STOCK HOLDINGS
               CONTINENTAL ASSURANCE COMPANY SEPARATE ACCOUNT (B)
================================================================================

                                                                MARKET          % OF NET
                     DECEMBER 31, 1997                           VALUE           ASSETS
----------------------------------------------------------------------------------------
Pfizer Inc.                                                   $ 6,039,562          4.0%
Citicorp                                                        4,488,531          2.9
The Gillette Company                                            4,218,375          2.8
Molex Incorporated/Class A                                      4,197,356          2.8
Cardinal Health, Inc.                                           3,737,469          2.5
Schering-Plough Corporation                                     3,727,500          2.4
Hewlett-Packard Company                                         3,687,500          2.4
Healthsouth Corp.                                               3,552,000          2.3
Norwest Corporation                                             3,476,250          2.3
Bank United Corp.                                               3,425,625          2.2
----------------------------------------------------------------------------------------
                                                              $40,550,168         26.6%
========================================================================================

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                      STATEMENT OF ASSETS AND LIABILITIES
               CONTINENTAL ASSURANCE COMPANY SEPARATE ACCOUNT (B)
================================================================================

                        DECEMBER 31                               1997           1996
-----------------------------------------------------------------------------------------
ASSETS
   Investments in securities of unaffiliated issuers--Note
     1:
      Common stocks at market (cost $92,262,123 and
       $73,779,133)                                           $145,406,403   $112,751,631
      Call options written at market                               -               20,059
      Short-term notes at amortized cost (approximates
       market)                                                   7,333,814      8,027,747
                                                              ------------   ------------
          TOTAL INVESTMENTS                                    152,740,217    120,799,437
   Cash                                                             13,730        188,311
   Dividends receivable--Note 1:                                   102,376        144,192
   Receivable for securities sold                                  -              520,198
   Receivable from Continental Assurance Company for fund
     deposits                                                       58,304          1,719
                                                              ------------   ------------
             TOTAL ASSETS                                      152,914,627    121,653,857
                                                              ------------   ------------
LIABILITIES
   Fees payable to Continental Assurance Company--Note 4:           40,585         40,876
   Payable for securities purchased                                -            1,083,750
   Deferred income call options written                            -               99,747
   Payable to Continental Assurance Company for fund
     withdrawals                                                   495,148        237,842
                                                              ------------   ------------
             TOTAL LIABILITIES                                     535,733      1,462,215
-----------------------------------------------------------------------------------------
PARTICIPANTS' EQUITY--NET ASSETS (8,612,630 and 8,502,140
  units issued
  and outstanding at $17.69 and $14.14 per unit)--Note 2      $152,378,894   $120,191,642
=========================================================================================

--------------------------------------------------------------------------------

                            STATEMENT OF OPERATIONS
               CONTINENTAL ASSURANCE COMPANY SEPARATE ACCOUNT (B)
================================================================================

                   YEAR ENDED DECEMBER 31                        1997           1996
----------------------------------------------------------------------------------------
Investment income:
   Dividends                                                  $ 1,316,494    $ 1,177,681
   Interest and other                                             755,828        509,710
                                                              -----------    -----------
                                                                2,072,322      1,687,391
                                                              -----------    -----------
Fees (Continental Assurance Company)--Note 4:
   Investment advisory fees                                       704,159        562,628
   Service fees                                                   464,745        371,335
                                                              -----------    -----------
                                                                1,168,904        933,963
                                                              -----------    -----------
             INVESTMENT INCOME--NET                               903,418        753,428
                                                              -----------    -----------
Investment gain--Note 3:
   Net realized gain                                           16,194,879     12,631,639
   Net unrealized gain                                         14,151,723      7,550,017
                                                              -----------    -----------
             NET GAIN ON INVESTMENTS                           30,346,602     20,181,656
----------------------------------------------------------------------------------------
NET INCREASE IN PARTICIPANTS' EQUITY RESULTING FROM
  OPERATIONS                                                  $31,250,020    $20,935,084
========================================================================================

                See accompanying Notes to Financial Statements.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                  STATEMENT OF CHANGES IN PARTICIPANTS' EQUITY
               CONTINENTAL ASSURANCE COMPANY SEPARATE ACCOUNT (B)
================================================================================

                   YEAR ENDED DECEMBER 31                         1997              1996
--------------------------------------------------------------------------------------------
From operations:
   Investment income--net                                     $    903,418      $    753,428
   Net realized gain on investments                             16,194,879        12,631,639
   Net unrealized gain on investments                           14,151,723         7,550,017
                                                              ------------      ------------
         Net increase in participants' equity resulting from
          operations                                            31,250,020        20,935,084
                                                              ------------      ------------
From unit transactions:
   Sales                                                        11,909,643         2,182,340
   Withdrawals                                                 (10,972,411)       (5,770,866)
                                                              ------------      ------------
         Net increase (decrease) in participants' equity
          resulting from unit transactions                         937,232        (3,588,526)
                                                              ------------      ------------
         TOTAL INCREASE IN PARTICIPANTS' EQUITY                 32,187,252        17,346,558
Participants' equity, January 1                                120,191,642       102,845,084
--------------------------------------------------------------------------------------------
PARTICIPANTS' EQUITY, DECEMBER 31                             $152,378,894      $120,191,642
--------------------------------------------------------------------------------------------
                      See accompanying Notes to Financial Statements.

--------------------------------------------------------------------------------
                         NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
                    NOTE 1. SIGNIFICANT ACCOUNTING POLICIES:
================================================================================

ORGANIZATION
   Continental Assurance Company Separate Account (B) (Separate Account (B)) is registered under the Investment Company Act of 1940, as amended, as an open-end diversified management investment company. Separate Account (B) is part of Continental Assurance Company (Assurance), an Illinois life insurance company which is a wholly-owned subsidiary of Continental Casualty Company (Casualty). Casualty is wholly-owned by CNA Financial Corporation (CNA). Loews Corporation owns approximately 84% of the outstanding common stock of CNA.
   The operations of Assurance include the sale of certain variable annuity contracts, the proceeds of which are invested in Separate Account (B). Assurance also provides investment advisory and administrative services to Separate Account (B) for a fee.
   The assets and liabilities of Separate Account (B) are segregated from those of Assurance.

INVESTMENTS
   Investments in securities traded on national securities exchanges are valued at the last reported sales price on each business day of the year. Securities not traded on a national exchange are valued at the bid price of over-the-counter market quotations. Short-term notes are valued at cost plus accrued discount or interest (amortized cost) which approximates market.
   Separate Account (B) invests from time to time in certain derivative financial instruments to increase investment returns. Financial instruments used for such purposes include put and call options on stocks. No open derivative positions existed at December 31, 1997. The gross notional principal amount of these instruments at December 31, 1996 totaled $3,841,250.
   Derivatives are carried at fair value which generally reflects the estimated amounts that Separate Account (B) would receive or pay upon termination of the contracts at the reporting date. Dealer quotes are available for all of Separate Account (B)'s derivatives.
   The fair values associated with these instruments are generally affected by changes in the stock market. The credit risk associated with these instruments is minimal as all transactions are cleared through security exchanges.
   Net realized gains and losses on sales of securities are determined as the difference between proceeds and cost, using the specific identification method. There are no differences in cost for financial statement and Federal income tax purposes.
   Security transactions are accounted for on the trade date. Dividend income is recorded on the ex-dividend date.
   Separate Account (B) may loan securities, up to a maximum of 25% of its net assets, to brokers under loan agreements which are fully secured by cash or government securities. Loaned securities are not reported herein as purchases or sales since Separate Account (B) remains the owner of loaned securities. During the years ended December 31, 1997 and 1996 no investment securities owned by Separate Account (B) were loaned to brokers under loan agreements.

FEDERAL INCOME TAXES
   Under existing Federal income tax law, no taxes are payable on net investment income and net realized capital gains, which are reinvested in Separate Account
(B) and taken into account in determining unit values.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                   NOTE 2. PARTICIPANTS' EQUITY--NET ASSETS:
================================================================================
Participants' equity--net assets consisted of the following:

---------------------------------------------------------------------------------------------
                        DECEMBER 31                               1997           1996
---------------------------------------------------------------------------------------------
From operations:
    Accumulated investment income--net                        $ 52,185,165   $ 51,281,747
    Accumulated net realized gain on investment transactions    96,074,948     79,880,069
    Accumulated unrealized gain                                 55,477,008     39,694,309
    Accumulated unrealized loss                                 (2,332,729)      (701,753)
                                                              ------------   ------------ ---
         Accumulated income                                    201,404,392    170,154,372
From unit transactions:
    Accumulated proceeds from sale of units, net of
     withdrawals                                               (49,025,498)   (49,962,730)
---------------------------------------------------------------------------------------------
TOTAL PARTICIPANTS' EQUITY--NET ASSETS                        $152,378,894   $120,191,642
=============================================================================================

--------------------------------------------------------------------------------
                              NOTE 3. INVESTMENTS:
================================================================================

              NET REALIZED GAIN ON INVESTMENTS
                   YEAR ENDED DECEMBER 31                         1997           1996
---------------------------------------------------------------------------------------------
Aggregate proceeds                                            $820,595,354   $385,825,919
Aggregate cost                                                 804,400,475    373,194,280
---------------------------------------------------------------------------------------------
    Net realized gain                                         $ 16,194,879   $ 12,631,639
=============================================================================================
          CHANGE IN UNREALIZED GAIN ON INVESTMENTS
                   YEAR ENDED DECEMBER 31                         1997           1996
---------------------------------------------------------------------------------------------
Unrealized gain on investments:
    Balance, December 31                                      $ 53,144,279   $ 38,992,556
    Less balance, January 1                                     38,992,556     31,442,539
---------------------------------------------------------------------------------------------
    Change in net unrealized gain                             $ 14,151,723   $  7,550,017
=============================================================================================
           AGGREGATE COST OF SECURITIES PURCHASED
                   YEAR ENDED DECEMBER 31                         1997           1996
---------------------------------------------------------------------------------------------
Common stocks                                                 $ 60,343,096   $ 54,207,247
Put options                                                        -                3,000
Bonds                                                              -            2,346,875
Short-term notes                                               761,856,229    327,063,972
---------------------------------------------------------------------------------------------
    Total purchases                                           $822,199,325   $383,621,094
=============================================================================================

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                            NOTE 4. MANAGEMENT FEES:
================================================================================

     Separate Account (B) pays fees to Assurance for investment advisory and management services (investment advisory fees) which are set by contract at one-half of one percent per annum of the average daily net assets of Separate Account (B).

     The Investment Advisory Agreement additionally provides for the reimbursement to Assurance for certain legal, accounting and other expenses (service fees). Such reimbursement is computed at the rate of .33 of one percent per annum of the average daily net assets of Separate Account (B).

     Participants pay fees to Assurance for sales and administrative services. Sales fees represent costs paid by participants upon purchase of additional accumulation units; administrative fees are deducted annually from certain participants' accounts.

--------------------------------------------------------------------------------
FEES AND EXPENSES PAID TO ASSURANCE

YEAR ENDED DECEMBER 31                                             1997              1996
-------------------------------------------------------------------------------------------
Investment advisory fees                                        $  704,159         $562,628
Service fees                                                       464,745          371,335
                                                                ----------         --------
    Total fees charged to fund income                            1,168,904          933,963
Sales and administrative fees paid by participants                  11,417           12,704
-------------------------------------------------------------------------------------------
    Total                                                       $1,180,321         $946,667
===========================================================================================

--------------------------------------------------------------------------------
                          INDEPENDENT AUDITORS' REPORT
================================================================================

The Committee Members and the Participants of
Continental Assurance Company Separate Account (B)

     We have audited the accompanying statement of assets and liabilities, including the schedule of investments as of December 31, 1997, of Continental Assurance Company Separate Account (B) (a separate account of Continental Assurance Company (the Company), which is an affiliate of CNA Financial Corporation, an affiliate of Loews Corporation) as of December 31, 1997 and 1996, and the related statement of operations and changes in participants' equity for the years then ended, and the financial highlights for each of the five years in the period ended December 31, 1997. These financial statements and financial highlights are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.
     We conducted our audits in accordance with generally accepted auditing standards. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned by correspondence with the custodian and brokers. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Continental Assurance Company Separate Account (B) as of December 31, 1997 and 1996, the results of its operations and changes in its participants' equity for the years then ended, in conformity with generally accepted accounting principles. The financial highlights present fairly the information set forth therein for each of the five years in the period ended December 31, 1997.
Deloitte & Touche LLP
Chicago, Illinois
February 13, 1998

--------------------------------------------------------------------------------

                                        [SEPARATE ACCOUNT B LOGO]



                                        CONTINENTAL ASSURANCE COMPANY

                                        SEPARATE ACCOUNT (B)

                                        REPORT TO PARTICIPANTS

                                        DECEMBER 31, 1997



[CNA LOGO]

[CA LOGO]

L 554-921 (12/97)         2/98